UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

 -------------------------------------------------------------------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                        THORATEC LABORATORIES CORPORATION
                                (Name of Issuer)

                           Common Stock, No Par Value
                         (Title of Class of Securities)

                                    885175307
                                 (CUSIP Number)

                               David S. Wise, Esq.
                             Sulzer Medica USA Inc.
                              4000 Technology Drive
                               Angleton, TX 77515
                            Telephone: (409) 848-4000
                     (Name, Address and Telephone Number of
                    Person Authorized to Receive Notices and
                                 Communications)

                                November 16, 1998
             (Date of Event Which Required Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)
                                |X| Rule 13d-1(c)
                                |_| Rule 13d-1(d)
 -------------------------------------------------------------------------------




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CUSIP No.  885175307

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                   Sulzer AG
          ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)

|_|       (a)
          ----------------------------------------------------------------------
|_|       (b)
          ----------------------------------------------------------------------

(3)       SEC Use Only
          ----------------------------------------------------------------------

(4)       Citizenship or Place of Organization  Switzerland
                                                --------------------------------

Number of          (5)      Sole Voting Power
Shares              ------------------------------------------------------------
Beneficially       (6)      Shared Voting Power 1,074,074
Owned by            ------------------------------------------------------------
Each               (7)      Sole Dispositive Power
Reporting           ------------------------------------------------------------
Person             (8)      Shared Dispositive Power   1,074,074
With               -------------------------------------------------------------

(9)       Aggregate Amount Beneficially Owned by Each Reporting Person 1,074,074

(10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
          ----------------------------------------------------------------------

(11)      Percent of Class Represented by Amount in Row (9)
            5.3%
          ----------------------------------------------------------------------
(12)      Type of Reporting Person (See Instructions) CO

CUSIP No.  885175307

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                   Sulzer Medica Ltd.
          ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)

|_|       (a)
          ----------------------------------------------------------------------
|_|       (b)
          ----------------------------------------------------------------------

(3)       SEC Use Only
          ----------------------------------------------------------------------

(4)       Citizenship or Place of Organization  Switzerland
                                                --------------------------------

Number of          (5)      Sole Voting Power
Shares              ------------------------------------------------------------
Beneficially       (6)      Shared Voting Power 1,074,074
Owned by            ------------------------------------------------------------
Each               (7)      Sole Dispositive Power
Reporting           ------------------------------------------------------------
Person             (8)      Shared Dispositive Power   1,074,074
With               -------------------------------------------------------------

(9)       Aggregate Amount Beneficially Owned by Each Reporting Person 1,074,074

(10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
          ----------------------------------------------------------------------

(11)      Percent of Class Represented by Amount in Row (9)
            5.3%
          ----------------------------------------------------------------------
(12)      Type of Reporting Person (See Instructions) CO

CUSIP No.  885175307

(1)       Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person
                   Sulzer Medica USA Inc.
          ----------------------------------------------------------------------

(2)       Check the Appropriate Box if a Member of Group (See Instructions)

|_|       (a)
          ----------------------------------------------------------------------
|_|       (b)
          ----------------------------------------------------------------------

(3)       SEC Use Only
          ----------------------------------------------------------------------

(4)       Citizenship or Place of Organization  Delaware
                                                --------------------------------

Number of          (5)      Sole Voting Power
Shares              ------------------------------------------------------------
Beneficially       (6)      Shared Voting Power 1,074,074
Owned by            ------------------------------------------------------------
Each               (7)      Sole Dispositive Power
Reporting           ------------------------------------------------------------
Person             (8)      Shared Dispositive Power   1,074,074
With               -------------------------------------------------------------

(9)       Aggregate Amount Beneficially Owned by Each Reporting Person 1,074,074

(10)      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
          (See Instructions)
          ----------------------------------------------------------------------

(11)      Percent of Class Represented by Amount in Row (9)
            5.3%
          ----------------------------------------------------------------------
(12)      Type of Reporting Person (See Instructions) CO


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Item 1.   Issuer

          (a)      Thoratec Laboratories Corporation
          (b)      6035 Stoneridge Drive
                   Pleasanton, California  94588

Item 2.   Person Filing

          (a) Name of Person Filing: Sulzer AG, Sulzer Medica Ltd. and Sulzer Medica USA Inc.
          (b)      Address of Principal Office: The principal offices
                   of Sulzer AG and Sulzer Medica Ltd. are located at Zurcherstrasse 12, 8401 Winterthur, Switzerland. The principal offices of Sulzer Medica USA Inc. are located at 4000 Technology Drive, Angleton, TX
                   77515.
          (c) Citizenship: Sulzer AG and Sulzer Medica Ltd. are Swiss corporations.
                   Sulzer Medica USA Inc. is a Delaware corporation.
          (d)      Title of Class of Securities:  Common Stock, no par value.
          (e)      CUSIP Number:  885175307

Item 3.   This statement is filed pursuant to ss.240.13d-1(c).

Item 4.   Ownership

          (a)      Amount Beneficially Owned: 1,074,074
          (b)      Percent of Class: 5.3%
          (c)      Number of shares as to which each person has:
                   (i)      Sole Voting Power: -0-
                   (ii)     Shared Voting Power: 1,074,074
                   (iii)    Sole Dispositive Power: -0-
                   (iv)     Shared Dispositive Power: 1,074,074

Item 5.   Ownership of Five Percent or Less of a Class

                   Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

                   Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                   Not applicable.

Item 8.   Identification and Classification of Members of the Group

                   Not applicable.

Item 9.   Notice of Dissolution of Group

                   Not applicable.

Item 10.  Certification if Statement Filed Pursuant to Rule 13d-1(c)

          (a)      Not applicable.

          (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 23, 1998


                             SULZER AG

                             By: /s/ Roman Beran
                                 -----------------------------------------------
                             Name:  Roman Beran
                             Title: Deputy Vice President and General Counsel,
                                    Head of Legal Department

                                    SIGNATURE

                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 23, 1998


                             SULZER MEDICA LTD.

                             By: /s/ Andre Buchel
                                 -----------------------------------------------
                             Name:  Andre Buchel
                             Title: President and Chief Executive Officer

                                    SIGNATURE

                   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 23, 1998


                              SULZER MEDICA USA INC.

                              By: /s/ David S. Wise
                                  ----------------------------------------------
                              Name:  David S. Wise
                              Title: Group Vice President, General Counsel and
                                     Secretary